Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

HAROLD KAHN RE-APPOINTED TO THE BOARD OF

DIRECTORS OF THE WET SEAL, INC.

FOOTHILL RANCH, CA, November 21, 2008 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that Harold Kahn has been re-appointed to the Company’s board of directors, effective immediately. Mr. Kahn had resigned from the Company’s board upon his recent appointment as Chief Executive Officer for specialty apparel retailer Steve & Barry’s in late October. However, Mr. Kahn is no longer with Steve & Barry’s.

Alan Siegel, chairman of the board of directors for The Wet Seal, Inc., commented, “We’re very pleased Hal became available to return to the Wet Seal board. He brought valuable merchandising insight to the Company during his prior tenure, and we look forward to his continuing contributions in the years to come.”

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 1, 2008, the Company operated a total of 500 stores in 47 states, the District of Columbia and Puerto Rico, including 409 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.